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                                                                    News Release
                                                        [United HealthCare Logo]
                                                             9900 Bren Road East
                                                                   P.O. Box 1459
                                                      Minneapolis, MN 55440-1459
                                                                Tel 612 936-1300


Contacts:  Bernie McDonagh
           Vice President, Investor Relations
           (612) 936-7214

           Susan Busch
           Director, Media and Public Relations
           (612) 936-1932


(For Immediate Release)



              UNITED HEALTHCARE PRICES $650 MILLION OF SENIOR NOTES


MINNEAPOLIS (November 20, 1998) - United HealthCare Corporation (NYSE: UNH) today announced that on November 19, 1998 it priced an aggregate of $650 million of unsecured senior notes in a Rule 144A private offering. The placement consists of $400 million unsecured senior notes due December 1, 1999 with a coupon of 5.65 percent, priced at par, and $250 million unsecured senior notes due December 1, 2003 with a coupon of 6.60 percent, priced at 99.771 percent to yield 6.654 percent. The transaction is expected to close November 24, 1998.


The company intends to call for redemption of all 500,000 outstanding shares of its 5.75 percent Series A Convertible Preferred stock, liquidation preference $1,000 per share (the "Preferred Stock"), before the end of 1998. The redemption price per share of Preferred Stock, if redeemed during the 12-month period beginning October 1, 1998, is $1,040.25 plus accumulated and unpaid dividends. If the holders of Preferred Stock do not elect to convert the Preferred Stock into company common stock prior to the redemption date, the company expects to use the proceeds from the offering made hereby to pay the redemption price. If the holders do elect to convert the Preferred Stock into common stock, the company may use the proceeds from the offering made hereby to repurchase such common stock from such holders, to make


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open-market repurchases of common stock, or for the other general corporate purposes set forth above. The Preferred Stock is convertible into common stock at a price equivalent to $49.477 share of common stock. The closing sale price of the common stock on the New York Stock Exchange on November 19, 1998 was $48.5625 per share.


The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company intends to file a registration statement under the Securities Act of 1933 under which the senior notes due December 1, 2003 will be eligible for exchange into registered notes with substantially identical terms. Any such exchange will be made only by means of a prospectus.


United HealthCare Corporation (www.unitedhealthcare.com) provides a broad spectrum of resources and services to help people achieve improved health and well-being through all stages of life. United HealthCare is organized into six businesses: Health Care Services, Retiree and Senior Services, Strategic Business Services, Insurance Services, Specialized Care Services and Knowledge and Information Services.


This announcement is neither an offer to sell nor a solicitation of an offer to buy the senior notes. This announcement contains information about pending transactions and there can be no assurance that these transactions will be completed.

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